Exhibit 3(ii)

AMENDED AND RESTATED BY-LAWS

OF

CONNECTONE BANCORP, INC.

Section 1. LAW, CERTIFICATE OF INCORPORATION AND BY-LAWS; CLARIFICATION

1.1. These by-laws are subject to the certificate of incorporation of the corporation. In these by-laws, references to law, the certificate of incorporation and by-laws mean the law, the provisions of the certificate of incorporation and the by-laws as from time to time in effect.

1.2. These by-laws shall become effective upon consummation of the Merger (as hereinafter defined). These bylaws are the by-laws of the corporation which, immediately prior to the consummation of the Merger, was named Center Bancorp, Inc. All references herein to “the corporation” are references to the entity which immediately prior to the Merger was named Center Bancorp, Inc. and which is the surviving corporation in the Merger.

Section 2. SHAREHOLDERS

2.1. Annual Meeting. The annual meeting of shareholders shall be held at such date and time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which time the shareholders shall elect a board of directors and transact such other business as may be required by law or these by-laws or as may properly come before the meeting.

2.2. Special Meetings. A special meeting of the shareholders may be called at any time by the chairman of the board, if any, the Chief Executive Officer, the president or the board of directors. A special meeting of the shareholders shall be called by the secretary, or in the case of the death, absence, incapacity or refusal of the secretary, by an assistant secretary or some other officer, upon application of a majority of the directors. Any such application shall state the purpose or purposes of the proposed meeting. Any such call shall state the place, date, hour, and purposes of the meeting.

2.3. Place of Meeting. All meetings of the shareholders for the election of directors or for any other purpose shall be held at such place within or without the State of New Jersey as may be determined from time to time by the board of directors. Any adjourned session of any meeting of the shareholders shall be held at the place designated in the vote of adjournment.

2.4. Notice of Meetings. Except as otherwise provided by law, a written notice of each meeting of shareholders stating the place, day and hour thereof and, in the case of a special meeting, the purposes for which the meeting is called, shall be given not less then ten nor more than sixty days before the meeting, to each shareholder entitled to vote thereat, and to each shareholder who, by law, by the certificate of incorporation or by these by-laws, is entitled to notice, by leaving such notice with him or at his residence or usual place of business, or by depositing it in the United States mail, postage prepaid, and addressed to such shareholder at his address as it appears in the records of the corporation. Such notice shall be given by the secretary, or by an officer or person designated by the board of directors, or in the case of a special meeting by the officer calling the meeting. As to any adjourned session of any meeting of shareholders, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment was taken except that if after the adjournment a new record date is set for the adjourned session, notice of any such adjourned session of the meeting shall be given in the manner heretofore described. No notice of any meeting of shareholders or any adjourned session thereof need be given‘to a shareholder if a written waiver of notice, executed before or after the meeting or such adjourned session by such shareholder, in person or by proxy, is filed with the records of the meeting or if the shareholder attends such meeting, in person or by proxy, without objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the shareholders or any adjourned session thereof need be specified in any written waiver of notice.

2.5. Quorum of Shareholders. At any meeting of the shareholders a quorum shall consist of a majority of the votes entitled to be cast at the meeting, except where a larger quorum is required by law, by the certificate of incorporation or by these by-laws. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present. If a quorum is present at an original meeting, a quorum need not be present at an adjourned session of that meeting. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of any corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.6. Action by Vote. When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by the certificate of incorporation or by these by-laws. No ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

2.7. Action without Meetings. Unless otherwise provided in the certificate of incorporation or by applicable law, any action required or permitted to be taken by shareholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of outstanding stock entitled to vote thereon. The writing or writings comprising such unanimous consent shall be filed with the records of the meetings of shareholders.

2.8. Proxy Representation. Every shareholder may authorize another person or persons to act for him by proxy in all matters in which a shareholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the shareholder or by his attorney-in-fact. No proxy shall be voted or acted upon after eleven months from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. The authorization of a proxy may but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of shareholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.

2.9. Inspectors. The directors or the person presiding at the meeting may, but need not, appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

2.10. List of Shareholders. The secretary shall prepare and make, at least ten days before every meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each shareholder and the number of shares registered in his name. The stock ledger shall be the only evidence as to who are shareholders entitled to examine such list or to vote in person or by proxy at such meeting.

Section 3. BOARD OF DIRECTORS

3.1. Number; Qualifications. The number of directors which shall constitute the whole board shall not be less than one nor more than twenty-five in number. Thereafter, within the foregoing limits, the Board of Directors shall determine the number of directors and the shareholders at the annual meeting shall elect the number of directors as determined. Within the foregoing limits, the number of directors may be increased at any time or from time to time by the shareholders or by the directors by vote of a majority of the directors then in office. The number of directors may be decreased to any number permitted by the foregoing at any time either by the shareholders or by the directors by vote of a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors. Notwithstanding the forgoing, subject to Section 13.1 hereof, until the 2017 annual meeting of shareholders, the following procedures shall govern the nomination of candidates to serve on the Board Directors:

I.              Defined terms:

•	“Legacy ConnectOne Director” means an individual who served as a member of the Board of Directors of ConnectOne Bancorp prior to the merger of ConnectOne Bancorp with and into Center Bancorp and any person whose nomination to serve as a Board member is recommended by the Legacy ConnectOne Director Group and subsequently approved by the Board pursuant to the procedures described herein.

•	“Legacy Center Director” means an individual who served as a member of the Board of Directors of Center Bancorp prior to the merger of ConnectOne Bancorp with and into Center Bancorp and any person whose nomination to serve as a Board member is recommended by the Legacy Center Director Group and subsequently approved by the Board pursuant to the procedures described herein.

•	“Legacy ConnectOne Director Group” means, at the time that such group is called upon to make a determination under this structure, the persons then sitting on the ConnectOne Bancorp Board who are Legacy ConnectOne Directors.

•	“Legacy Center Director Group” means, at the time that such group is called upon to make a determination under this structure, the persons then sitting on the ConnectOne Bancorp Board who are Legacy Center Directors.

II.             Process for the 2016 annual meeting of stockholders:

A.	The Nominating Committee shall determine whether it intends to nominate a slate of directors for election at the 2016 annual meeting of shareholders that is the same slate as was elected at the 2015 annual meeting of shareholders. If the Nominating Committee determines to nominate the same slate as was elected at the 2015 annual meeting of shareholders, then such slate shall be submitted to the Board of Directors and the vote required for the Board to approve such slate shall be a majority of the Board members voting, assuming that a quorum is present. If such slate is submitted to the Board and approved by the Board in accordance with this sub-section A, then the remaining provisions of this Section II shall be inapplicable. If the Nominating Committee does not nominate a slate of directors for election at the 2016 annual meeting of shareholders that is the same slate as was elected at the 2015 annual meeting of shareholders, or if such slate is not approved by the Board in the manner described in this sub-section A, then the remaining provisions of this Section II shall be applicable.

B.	The following provisions shall apply if the Nominating Committee does not nominate a slate of directors for election at the 2016 annual meeting of shareholders that is the same slate as was elected at the 2015 annual meeting of shareholders, or if such slate is not approved by the Board in the manner described in Sub-section A:

1.	The Legacy ConnectOne Director Group will propose to the Nominating Committee the election of six Legacy ConnectOne Directors. If, for any reason, the Legacy ConnectOne Director Group is not comfortable naming six Legacy ConnectOne Directors, it may propose one or more persons who are neither Legacy ConnectOne Directors nor Legacy Center Directors.

2.	If the Nominating Committee is unable to recommend the nomination of one or more of the persons proposed by the Legacy ConnectOne Director Group, it will advise the Legacy ConnectOne Director Group of that fact and give the Legacy ConnectOne Director Group the opportunity to propose substitutes, following the guidelines in the immediately preceding paragraph. This process will continue until the Nominating Committee has agreed to recommend six persons proposed by the Legacy ConnectOne Director Group.

3.	The Legacy Center Director Group will propose to the Nominating Committee the election of six Legacy Center Directors. If, for any reason, the Legacy Center Director Group is not comfortable naming six Legacy Center Directors, it may propose one or more persons who are neither Legacy Center Directors nor Legacy ConnectOne Directors.

4.	If the Nominating Committee is unable to recommend the nomination of one or more of the persons proposed by the Legacy Center Director Group, it will advise the Legacy Center Director Group of that fact and give the Legacy Center Director Group the opportunity to propose substitutes, following the guidelines in the immediately preceding paragraph. This process will continue until the Nominating Committee has agreed to recommend six persons proposed by the Legacy Center Director Group.

5.	The Nominating Committee’s recommendations will be presented to the Board. The vote required for the Board to approve the Nominating Committee’s slate shall be approval by a majority of the Board members voting, assuming that a quorum is present. If that approval is not granted, the Board shall vote on each nominee on a nominee by nominee basis. Any nominee who is a Legacy ConnectOne Director or a Legacy Center Director shall be deemed approved if approved by a majority of the Board members voting, assuming that a quorum is present. Any nominee who is neither a Legacy ConnectOne Director nor a Legacy Center Director shall be deemed approved only if approved by two thirds of the entire Board.

6.	In the event that the Board does not approve one or more persons recommended by the Legacy ConnectOne Director Group in accordance with Sub-section 5, then the Nominating Committee shall nominate one or more other persons thereafter proposed by the Legacy ConnectOne Director Group. Such nominees will be presented to the Board, and voted upon by the Board, as follows: (a) if the nominee is a Legacy ConnectOne Director, such nominee shall be deemed approved if approved by a majority of the Board members voting, assuming that a quorum is present; if the nominee is not a Legacy ConnectOne Director, such nominee shall be deemed approved only if approved by two thirds of the entire Board. This process shall be continued until the Board has approved six persons proposed by the Legacy ConnectOne Director Group.

7.	In the event that the Board does not approve one or more persons recommended by the Legacy Center Director Group in accordance with Sub-section 5, then the Nominating Committee shall nominate one or more other persons thereafter proposed by the Legacy Center Director Group. Such nominees will be presented to the Board, and voted upon by the Board, as follows: (a) if the nominee is a Legacy Center Director, such nominee shall be deemed approved if approved by a majority of the Board members voting, assuming that a quorum is present; if the nominee is not a Legacy Center Director, such nominee shall be deemed approved only if approved by two thirds of the entire Board. This process shall be continued until the Board has approved six persons proposed by the Legacy Center Director Group.

III.             Process to follow if a Legacy ConnectOne Director ceases to serve for any reason during his or her term of office and prior to the 2017 annual meeting of shareholders.

A.	The Legacy ConnectOne Director Group will propose a Legacy ConnectOne Director as a replacement director. If, for any reason, the Legacy ConnectOne Director Group is not comfortable naming a Legacy ConnectOne Director as a replacement, it may propose a person who is neither a Legacy ConnectOne Director nor a Legacy Center Director.

B.	If the Nominating Committee is unable to recommend the replacement proposed by the Legacy ConnectOne Director Group, it will advise the Legacy ConnectOne Director Group of that fact and give the Legacy ConnectOne Director Group the opportunity to propose a substitute following the guidelines in the immediately preceding paragraph. This process will continue until the Nominating Committee has agreed to recommend a person proposed by the Legacy ConnectOne Director Group.

C.	The Nominating Committee’s recommendation will be presented to the Board. The vote required for the Board to approve as a replacement director a Legacy ConnectOne Director or any person who has been nominated by the Board as a director at any time after June 30, 2014 shall be approval by a majority of the Board members voting, assuming that a quorum is present. The vote required for the Board to approve any other person as a replacement director shall be approval by two thirds of the entire Board.
D.	In the event that the Board does not approve the person recommended by the Legacy ConnectOne Director Group, then the Nominating Committee shall nominate another person thereafter proposed by the Legacy ConnectOne Director Group. Such nominee will be presented to the Board, and voted upon by the Board, in the same manner as provided in the immediately preceding paragraph. This process shall be continued until the Board has approved as a replacement director a person proposed by the Legacy ConnectOne Director Group.

4.             Process to follow if a Legacy Center Director ceases to serve for any reason during his or her term of office and prior to the 2017 annual meeting of shareholders.

A.	The Legacy Center Director Group will propose a Legacy Center Director as a replacement director. If, for any reason, the Legacy Center Director Group is not comfortable naming a Legacy Center Director as a replacement, it may propose a person who is neither a Legacy Center Director nor a Legacy ConnectOne Director.

B.	If the Nominating Committee is unable to recommend the replacement proposed by the Legacy Center Director Group, it will advise the Legacy Center Director Group of that fact and give the Legacy Center Director Group the opportunity to propose a substitute following the guidelines in the immediately preceding paragraph. This process will continue until the Nominating Committee has agreed to recommend a person proposed by the Legacy Center Director Group.

C.	The Nominating Committee’s recommendation will be presented to the Board. The vote required for the Board to approve as a replacement director a Legacy Center Director or any person who has been nominated by the Board as a director at any time after June 30, 2014 shall be approval by a majority of the Board members voting, assuming that a quorum is present. The vote required for the Board to approve any other person as a replacement director shall be approval by two thirds of the entire Board.

D.	In the event that the Board does not approve the person recommended by the Legacy Center Director Group, then the Nominating Committee shall nominate another person thereafter proposed by the Legacy Center Director Group. Such nominee will be presented to the Board, and voted upon by the Board, in the same manner as provided in the immediately preceding paragraph. This process shall be continued until the Board has approved as a replacement director a person proposed by the Legacy Center Director Group.

Nominations or other proposals, other than those made by, or at the direction of, a majority of the Board of Directors or a committee thereof shall be made only if timely written notice has been given to the Secretary of the corporation. To be timely, such notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 50 days nor more than 75 days prior to the meeting, irrespective of any deferrals, postponements or adjournments thereof to a later date; provided, however, that in the event that less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs.

Each such notice to the Secretary shall set forth: (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee if the proposal is a nomination to the Board of Directors; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect; (vi) the consent of each nominee to serve as a director of the corporation if so elected and (vii) the name, address, principal occupation and ownership of the corporation of any other party having an interest in the proposal. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation.

A majority of the Board of Directors may reject any proposal or nomination by a stockholder not timely made or otherwise not in accordance with the terms of this Section 3.1. If a majority of the Board of Directors reasonably determines that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Section 3.1 in any material respect, the Secretary of the corporation shall promptly notify such stockholder of the deficiency in writing. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed ten days from the date such deficiency notice is given to the stockholder, as a majority of the Board of Directors shall reasonably determine. If the deficiency is not cured within such period, or if a majority of the Board of Directors reasonably determines that the additional information provided by the stockholder, together with the information previously provided, does not satisfy the requirements of this Section 3.1 in any material respect, then a majority of the Board of Directors may reject such stockholder’s nomination. The Secretary of the corporation shall notify a stockholder in writing whether his nomination has been made in accordance with the time and information requirements of this Section 3.1.

3.2. Tenure. Except as otherwise provided by law, by the certificate of incorporation or by these by-laws, each director shall hold office until the next annual meeting and until his successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified.

3.3. Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors who shall have and may exercise all the powers of the corporation and do all such lawful acts and things as are not by law, the certificate of incorporation or these by-laws directed or required to be exercised or done by the shareholders.

3.4. Vacancies. Vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the shareholders at a meeting called for the purpose, or subject to Section 3.1 hereof, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the board, effective at a future date, subject to Section 3.1 hereof, a majority of the directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote or action by writing thereon to take effect when such resignation or resignations shall become effective. The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the certificate of incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions. Vacancies to be filled by the directors shall be promptly filled.

3.5. Committees.

(a) Subject to the provisions of these bylaws, the board of directors may, by vote of a majority of the whole board, (i) designate, change the membership of or terminate the existence of any committee or committees, each committee to consist of one or more of the directors, and to designate the Chairman of each such committee; (ii) designate one or more directors as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee; and (iii) determine the extent to which each such committee shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, including the power to authorize the seal of the corporation to be affixed to all papers which require it and the power and authority to declare dividends or to authorize the issuance of stock; excepting, however, such powers which by law, by the certificate of incorporation or by these by-laws they are prohibited from so delegating. Notwithstanding the forgoing, the board of directors shall establish at least the following four (4) committees: the Executive Committee, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

(b) The Executive Committee shall consist of at least four (4) directors, one of whom shall be the Chief Executive Officer of the corporation. Until the 2017 annual meeting of shareholders, one-half of the members of the Executive Committee shall have served as members of the Board of Directors of ConnectOne prior to the Merger, and one half of the members of the Executive Committee shall have served as members of the Board of Directors of the corporation prior to the Merger. The Chief Executive Officer of the corporation shall serve as the Chairman of the Executive Committee. The Executive Committee shall have and exercise the full authority of the board of directors in the management of the business of the corporation between meetings of the full board of directors, except to the extent any such exercise of authority is reserved by law to the full board of directors.

(c) The Audit Committee shall consist of at least four (4) members, each of whom shall meet the standards set forth in the charter of the Audit Committee. Until the 2017 annual meeting of shareholders, one-half of the members of the Audit Committee shall have served as members of the Board of Directors of ConnectOne prior to the Merger, and one half of the members of the Audit Committee shall have served as members of the Board of Directors of the corporation prior to the Merger. The Audit Committee shall have the duties and powers set forth in its charter.

(d) The Nominating and Corporate Governance Committee shall consist of at least four (4) members, each of whom shall meet the standards set forth in the charter of the Nominating and Corporate Governance Committee. Until the 2017 annual meeting of shareholders, one-half of the members of the Nominating and Corporate Governance Committee shall have served as members of the Board of Directors of ConnectOne prior to the Merger and one half of the members of the Nominating and Corporate Governance Committee shall have served as members of the Board of Directors of the corporation prior to the Merger. The Nominating and Corporate Governance Committee shall have the duties and powers set forth in its charter.

(e) The Compensation Committee shall consist of at least four (4) members, each of which will meet the standards set forth in the charter of the Compensation Committee. Until the 2017 annual meeting of shareholders, one-half of the members of the Compensation Committee shall have served as members of the Board of Directors of ConnectOne prior to the Merger and one half of the members of the Compensation Committee shall have served as members of the Board of Directors of the corporation prior to the Merger. The Compensation Committee shall have the duties and powers set forth in its charter.

(f) Except as the board of directors may otherwise determine or these bylaws otherwise provide, any committee may make rules for the conduct of its business, but unless otherwise provided by the board or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these by-laws for the conduct of business by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors.

3.6. Regular Meetings. Regular meetings of the board of directors may be held without call or notice at such places within or without the State of New Jersey and at such times as the board may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent directors. A regular meeting of the directors may be held without call or notice immediately after and at the same place as the annual meeting of shareholders.

3.7. Special Meetings. Special meetings of the board of directors may be held at any time and at any place within or without the State of New Jersey designated in the notice of the meeting, when called by the chairman of the board, if any, the president, or by one-third or more in number of the directors, reasonable notice thereof being given to each director by the secretary or by the chairman of the board, if any, the president or any one of the directors calling the meeting.

3.8. Notice. It shall be reasonable and sufficient notice to a director to send notice by mail at least forty-eight hours or by telegram at least twenty-four hours before the meeting addressed to him at his usual or last known business or residence address or to give notice to him in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

3.9. Quorum. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, at any meeting of the directors a majority of the directors then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

3.10. Action by Vote. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the board of directors.

3.11. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the board of directors or a committee thereof may be taken without a meeting if all the members of the board or of such committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the records of the meetings of the board or of such committee. Such consent shall be treated for all purposes as the act of the board or of such committee, as the case may be.

3.12. Participation in Meetings by Conference Telephone. Members of the board of directors, or any committee designated by such board, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

3.13. Compensation. In the discretion of the board of directors, each director may be paid such fees for his services as director and be reimbursed for his reasonable expenses incurred in the performance of his duties as director as the board of directors from time to time may determine. Nothing contained in this section shall be construed to preclude any director from serving the corporation in any other capacity and receiving reasonable compensation therefor.

3.14. Interested Directors and Officers.

(a) No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if any one of the following is true:

(1) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

(3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the shareholders.

(b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

3.15. Lead Director. To the extent the Chairman of the corporation also serves as an executive officer of the corporation, the board shall appoint an independent director to serve as “Lead Director” in the conduct of board Executive Session meetings.

The Lead Director shall:

•	Chair any meeting of the non-management or independent directors in executive session;

•	Meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	Facilitate communications between other members of the Board and the Chairman of the Board; however, each director is free to communicate directly with the Chairman of the Board;
•	Work with the Chairman of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board.

Section 4. OFFICERS AND AGENTS

4.1. Enumeration; Qualification. The officers of the corporation shall be a chief executive officer, a president, a treasurer, a secretary and such other officers, if any, as the board of directors from time to time may in its discretion elect or appoint including without limitation a chairman of the board, one or more vice presidents and a controller. The corporation may also have such agents, if any, as the board of directors from time to time may in its discretion choose. Any officer may be but none need be a director or shareholder. Any two or more offices may be held by the same person. Any officer may be required by the board of directors to secure the faithful performance of his duties to the corporation by giving bond in such amount and with sureties or otherwise as the board of directors may determine.

4.2. Chairman. The Chairman shall preside at all meetings of the board of directors or shareholders of the corporation. In his absence, the Lead Director, or in his absence, such other director as shall be selected by a majority of the board, shall preside.

4.3. Chief Executive Officer. The Chief Executive Officer shall have general executive powers to run the operations of the corporation and carry out the dictates of the board of directors. He shall have general supervision of the business of the corporation, and shall prescribe the duties of the other officers and employees of the corporation. The Chief Executive Officer shall have the authority to retain or terminate officers and employees of the corporation, subject to Board ratification with regard to the Chief Financial Officer, Chief Lending Officer and Chief Credit Officer.

4.4. President. The President shall have such duties and responsibilities as shall be prescribed to him by the board or the Chief Executive Officer. In addition, he shall have such other powers and duties as may be accorded him by law or regulation, or, to the extent not prescribed to another office, by industry practice.

4.5. Treasurer and Assistant Treasurers. The treasurer shall be the chief financial officer of the corporation and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the board of directors or by the president. If no controller is elected, the treasurer shall also have the duties and powers of the controller. Any assistant treasurers shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the treasurer.

4.6. Controller and Assistant Controllers. If a controller is elected, he shall be the chief accounting officer of the corporation and shall be in charge of its books of account and accounting records, and of its accounting procedures. He shall have such other duties and powers as may be designated from time to time by the board of directors, the president or the treasurer.

Any assistant controller shall have such duties and powers as shall be designated from time to time by the board of directors, the president, the treasurer or the controller.

4.7. Secretary and Assistant Secretaries. The secretary shall record all proceedings of the shareholders, of the board of directors and of committees of the board of directors in a book or series of books to be kept therefor and shall file therein all actions by written consent of shareholders or directors. In the absence of the secretary from any meeting, an assistant secretary, or if there be none or he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. Unless a transfer agent has been appointed the secretary shall keep or cause to be kept the stock and transfer records of the corporation, which shall contain the names and record addresses of all shareholders and the number of shares registered in the name of each shareholder. He shall have such other duties and powers as may from time to time be designated by the board of directors or the president. Any assistant secretaries shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the secretary.

4.8. Other Officers. Subject to law, to the certificate of incorporation and to the other provisions of these by-laws, each officer shall have, in addition to the duties and powers herein set forth, if any, such duties and powers as are commonly incident to his office and such additional duties and powers as the board of directors may from time to time designate.

4.9. Election. The officers may be elected by the board of directors at their first meeting following the annual meeting of the shareholders or at any other time. At any time or from time to time the directors may delegate to any officer their power to elect or appoint any other officer or any agents.

4.10. Tenure. Each officer shall hold office until the first meeting of the board of directors following the next annual meeting of the shareholders and until his respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of his election or appointment, or in each case until he sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain his authority at the pleasure of the directors, or the officer by whom he was appointed or by the officer who then holds agent appointive power.

Section 5. RESIGNATIONS AND REMOVALS

5.1. Any director or officer may resign at any time by delivering his resignation in writing to the chairman of the board, if any, the president, or the secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state. A director (including persons elected by directors to fill vacancies in the board) may be removed from office with or without cause by the vote of the holders of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon. The board of directors may at any time remove any officer either with or without cause. The board of directors may at any time terminate or modify the authority of any agent. No director or officer resigning and (except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation) no director or officer removed shall have any right to any compensation as such director or officer for any period following his resignation or removal, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise; unless, in the case of a resignation, the directors, or, in the case of removal, the body acting on the removal, shall in their or its discretion provide for compensation.

Section 6. VACANCIES

6.1. If the office of the chief executive officer, president or the treasurer or the secretary becomes vacant, the directors may elect a successor by vote of a majority of the directors then in office. If the office of any other officer becomes vacant, any person or body empowered to elect or appoint that officer may choose a successor. Each such successor shall hold office for the unexpired term, and in the case of the president, the treasurer and the secretary until his successor is chosen and qualified or in each case until he sooner dies, resigns, is removed or becomes disqualified. Any vacancy of a directorship shall be filled as specified in Section 3.4 of these by-laws.

Section 7. CAPITAL STOCK

7.1. Stock Certificates. Each shareholder shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by him, in such form as shall, in conformity to law, the certificate of incorporation and the by-laws, be prescribed from time to time by the board of directors. Such certificate shall be signed by the chairman or vice chairman of the board, if any, or the president or a vice president and may be countersigned by the treasurer or an assistant treasurer or by the secretary or an assistant secretary. Any of or all the signatures on the certificate may be a facsimile. In case an officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the time of its issue.

7.2. Loss of Certificates. In the case of the alleged theft, loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms, including receipt of a bond sufficient to indemnify the corporation against any claim on account thereof, as the board of directors may prescribe.

Section 8. TRANSFER OF SHARES OF STOCK

8.1. Transfer on Books. Subject to the restrictions, if any, stated or noted on the stock certificate, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the board of directors or the transfer agent of the corporation may reasonably require. Except as may be otherwise required by law, by the certificate of incorporation or by these by-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote or to give any consent with respect thereto, regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

It shall be the duty of each shareholder to notify the corporation of his post office address.

8.2. Record Date and Closing Transfer Books. In order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days (or such longer period as may be required by law) before the date of such meeting, nor more than sixty days prior to any other action.

If no record date is fixed

(a) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) The record date for determining shareholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is expressed.

(c) The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

8.3. Book-Entry Issuances and Transfers. Any provisions or terms contained in this Section 8 or these by-laws to the contrary notwithstanding, shares of the corporation’s capital stock or other securities duly authorized and issued by the corporation may be issued in book-entry only form through the Direct Registration Program, or an equivalent system, such that no physical certificates are issued but ownership of such shares is evidenced solely by entries on the records of the corporation and/or its transfer agent kept for that purpose. Transfers of securities may also be made electronically and evidenced by book-entries only. In lieu of physical certificates, holders of such securities will receive account statements setting forth their ownership from the corporation or its transfer agent.

Section 9. CORPORATE SEAL

9.1. Subject to alteration by the directors, the seal of the corporation shall consist of a flat-faced circular die with the word “New Jersey” and the name of the corporation cut or engraved thereon, together with such other words, dates or images as may be approved from time to time by the directors.

Section 10. EXECUTION OF PAPERS

10.1. Except as the board of directors may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the corporation shall be signed by the chairman of the board, if any, the president, a vice president or the treasurer.

Section 11. FISCAL YEAR

11.1. The fiscal year of the corporation shall be determined from time to time by the board of directors.

Section 12. INDEMNIFICATION

12.1. Indemnification of Directors and Officers. The corporation shall, to the fullest extent permitted by applicable law, indemnify any person (and the heirs, executors and administrators thereof) who was or is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of the corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation is serving or has served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation, or is serving or has served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys’ fees, incurred therein or in any appeal thereof.

12.2. Indemnification of Others. The corporation shall indemnify other persons and reimburse the expenses thereof, to the extent required by applicable law, and may indemnify any other person to whom the corporation is permitted to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New Jersey Business Corporation Act or otherwise.

12.3. Advances or Reimbursement of Expenses. The corporation shall, from time to time, reimburse or advance to any person referred to in Section 12.1 the funds necessary for payment of expenses, including attorneys’ fees, incurred in connection with any action, suit or proceeding referred to in Section 12.1, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that his acts or omissions (i) constitute a breach of his duty of loyalty to the corporation or its shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in his receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.

12.4. Service of Certain Entities Deemed Requested. Any director or officer of the corporation serving (i) another corporation, of which a majority of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or any corporation referred in clause (i), in any capacity shall be deemed to be doing so at the request of the corporation.

12.5. Interpretation. Any person entitled to be indemnified or to the reimbursement or advancement of expenses as a matter of right pursuant to this Article may elect to have the right to indemnification (or advancement of expense) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action, suit or proceeding, to the extent permitted by applicable law, or on the basis of the applicable law in effect at the time indemnification is sought.

12.6. Indemnification Right. The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Article (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, (iii) shall continue to exist after any elimination of or amendment to this Article 12 hereof with respect to events occurring prior thereto, and (iv) and shall not be deemed exclusive of any other rights to which any person claiming indemnification hereunder may be entitled.

12.7. Indemnification Claims. If a request to be indemnified or for the reimbursement or advancement of expenses pursuant hereto is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses of prosecuting such claim. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

Section 13. AMENDMENTS

13.1. These by-laws may be adopted, amended or repealed by vote of a majority of the directors then in office or by the vote of the holders a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon; provided however, that any amendment undertaken by the board of directors to the first paragraph of Section 3.1 or to any provision in Sections 3.2, 3.4, 3.5 3.15 and this Section 13.1 hereto shall require the vote of least two-thirds (2/3rds) of the entire then elected board of directors. Any by-law, whether adopted, amended or repealed by the shareholders or directors, may, subject to the forgoing, be amended or reinstated by the shareholders or the directors.